Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-117944 on Form S-3 of our report dated December 21, 2005, relating to the consolidated financial statements of iPCS, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code”), appearing in the Annual Report on Form 10-K of iPCS, Inc. for the year ended September 30, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa
October 17, 2006